ADVISORS SERIES TRUST

on behalf of the funds managed by
O’Shaughnessy Asset Management, LLC

MULTIPLE CLASS PLAN

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), this Multiple Class Plan (the “Plan”) is adopted by the series listed on Appendix A attached hereto, which may be amended from time to time, each a series of Advisors Series Trust (the “Trust”), a Delaware statutory trust, with respect to the classes of shares (individually a “Class” and together the “Classes”) of the series of the Trust set forth in the exhibits hereto.

1.	Purpose

This Plan sets forth the method for allocating fees and expenses among each class of shares of the Fund(s) in reliance on Rule 18f-3 and allows the Trust to make payments as contemplated herein.

2.	Separate Arrangements/Class Differences

a)	Designation of Classes: The Fund(s) set forth in Exhibit A offer three or more Classes of shares.

b)
Sales Load and Expenses: Class A shares are subject to a maximum sales load of 5.25%, a Rule 12b-1 fee of up to 0.25%, and a shareholder servicing plan fee of up to 0.25%.  Class A shares purchased in the amount of $1,000,000 or more without a sales load are subject to a maximum contingent deferred sales charge (“CDSC”) of 1.00%, if they are redeemed within twelve months of purchase.  Class C shares are subject to a maximum CDSC of 1.00%, a Rule 12b-1 fee of up to 1.00%, and a shareholder servicing plan fee of up to 0.25%.  Class I shares are not subject to a sales load or Rule 12b-1 fee but are subject to a shareholder servicing plan fee of up to 0.25%.

c)
Distribution of Shares:  Class A shares and Class C shares are sold primarily to retail investors through approved financial supermarkets, investment advisors and consultants, financial planners, brokers, dealers and other investment professionals and their agents.  These Fund shares are also offered directly through their distributor. Quantity discounts, accumulated purchases, concurrent purchases, purchases in conjunction with a letter of intent, reinstatement privileges, and systematic withdrawal features for Class A and Class C shares are as described in the applicable Prospectus.  The Class I shares of the Funds are offered without a sales charge or other fee primarily for direct investments by investors such as pension and profit-sharing plans, employee benefit trusts, endowments, foundations, corporations and high net worth individuals. Class I shares may also be offered through certain financial intermediaries that charge their customers transaction or other distribution or service fees with respect to their customers’ investments in the Funds. Pension and profit-sharing plans, employee benefit trusts and employee benefit plan alliances and “wrap account” or “managed fund” programs established with broker-dealers or financial intermediaries that maintain an omnibus or pooled account for a Fund and do not require a Fund or the Advisor to pay an annual administrative or service fee greater than 0.25% generally may purchase Class I shares, subject to investment minimums.

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d)
Minimum Investment Amounts:  The minimum initial investment in Class A and Class C is $2,500 for regular accounts and retirement accounts.  Once an account is established, subsequent investments for regular accounts and retirement accounts in the amount of $100 may be made in Class A and Class C.  The minimum initial investment for Class I shares is generally $250,000, subject to the waivers identified in the applicable Prospectus.

e)
Voting Rights:  Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held.  Shareholders of the Trust will vote in the aggregate and not by Fund or Class except as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class.

3.	Expense Allocations

The expenses incurred pursuant to the Rule 12b-1 Plan will be borne by Class A and Class C shareholders, and constitute an expense allocated to each specific Class.

4.	Exchange Features

Shares of each Fund may be exchanged for shares of the same Class of any other Fund, subject to minimum purchase requirements.

5.	Effectiveness

This Plan shall become effective with respect to each Class (a) to the extent required by Rule 18f-3, after approval by a majority vote of: (i) the Trust’s Board of Trustees (“Board”); (ii) the members of the Board who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust’s Plan, and (b) upon execution of an exhibit adopting this Plan with respect to such Class.

This Multiple Class Plan is adopted by Advisors Series Trust with respect to the Classes of the Funds, series of Advisors Series Trust, as set forth on Exhibit A attached hereto.

WITNESS the due execution hereof this 11 day of June, 2010.

ADVISORS SERIES TRUST

By: /s/ Douglas G. Hess

Title: President

Date: October 17, 2011

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EXHIBIT A

MULTIPLE CLASS PLAN

ADVISORS SERIES TRUST
on behalf of the funds managed by
O’Shaughnessy Asset Management, LLC

Fund Names:

O’Shaughnessy All Cap Core Fund
O’Shaughnessy Enhanced Dividend Fund
O’Shaughnessy Global Equity Fund
O’Shaughnessy International Equity Fund
O’Shaughnessy Small/Mid Cap Growth Fund
O’Shaughnessy Tactical Asset Allocation Fund

Share Class	Minimum Investment	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee
	Regular and Retirement Accounts
Class A	$2,500	5.25%	1.00%1	0.25%	0.25%	2.00%3
Class C	$2,500	None	1.00%	1.00%	0.25%	2.00%3
Class I	$250,0002	None	None	None	0.25%	2.00%3

1 A redemption within twelve months of purchase of investments of $1 million or more on which no front-end sales charge is paid are subject to a 1.00% CDSC.

2 The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds’ Prospectus.

3 A redemption fee of 2.00% is assessed on shares redeemed within 90 days of purchase.

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